Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

China Security & Surveillance Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of the corporation is China Security & Surveillance Technology, Inc. (the "Corporation").

SECOND: The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on September 19, 2006.

THIRD: The Certificate if Incorporation of the Corporation is hereby amended by deleting Article FOURTH in its entirety and substituting the following in lieu thereof:

"FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares, consisting of Two Hundred Ninety Million (290,000,000) shares of common stock, par value $.0001 per share (‘Common Stock’) and Ten Million (10,000,000) shares of preferred stock, par value $.0001 per share (‘Preferred Stock’).

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Amendment, the Certificate of Incorporation of the Corporation, the By-Laws of the Corporation or any agreement in existence from time-to-time among the stockholders of the Corporation and the Corporation, no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Article FOURTH, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

FIFTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the written consent of all of the members of the Board of Directors of the Corporation and the affirmative vote of the holders of a majority of the Corporation’s issued and outstanding capital stock entitled to vote thereon pursuant to Sections 141(f) and 228, respectively, of the General Corporation Law of the State of Delaware at a special meeting of the stockholders of the Corporation held on February 1, 2008.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this 4th day of February, 2008.

/s/Guoshen Tu
Guoshen Tu
Chairman and Chief Executive Officer